Statement of Additional Information Supplement

John Hancock Investors Trust (the fund)

Supplement dated March 31, 2022 to the current Statement of Additional Information, as may be supplemented (the SAI)

As of March 31, 2022 (the Effective Date), John F. Addeo and Jeffrey N. Given will no longer serve as portfolio managers of the fund. Accordingly, as of the Effective Date, all references to Mr. Addeo and Mr. Given will be removed from the SAI.

Additionally, as of the Effective Date, Caryn E. Rothman, CFA will be added as a portfolio manager of the fund, and together with Dennis F. McCafferty will be jointly and primarily responsible for the day-to-day management of the fund’s portfolio.

The disclosure under the “Portfolio Managers” subsection of the “Investment Advisory and Other Services” section, as it specifically relates to the funds’ portfolio managers, is amended as follows to remove the portfolio manager information for John F. Addeo and Jeffrey N. Given and add the portfolio manager information for Caryn E. Rothman, CFA, effective as of the Effective Date.

The following tables reflect approximate information as of February 28, 2022:

	Registered Investment Companies		Other Pooled Investment Vehicles		Other Accounts
	Number of Accounts	Total Assets $Million	Number of Accounts	Total Assets $Million	Number of Accounts	Total Assets $Million
Caryn E. Rothman	3	1,598	4	1,778	0	0

Performance-Based Fees for Other Accounts Managed

	Other Registered Investment Companies		Other Pooled Investment Vehicles		Other Accounts
	Number of Accounts	Total Assets $Million	Number of Accounts	Total Assets $Million	Number of Accounts	Total Assets $Million
Caryn E. Rothman	0	0	0	0	0	0

Portfolio Manager Ownership of Shares of the Fund

The following table indicates as of February 28, 2022, the value of shares beneficially owned by the portfolio managers in the Fund.

Portfolio Manager	Range of Beneficial Ownership in the Fund [1]
Caryn E. Rothman	none

1 As of February 28, 2022, Caryn E. Rothman beneficially owned none of John Hancock Investors Trust.

You should read this Supplement in conjunction with the SAI and retain it for your future reference.

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